Exhibit 1

Appendix A

TRANSACTIONS

The following table sets forth all transactions with respect to the Common Stock effected in the last sixty (60) days by the Reporting Persons or on behalf of the Reporting Persons in respect of the shares of Common Stock other than shares of Common Stock acquired under a DRIP and in connection with dividend reinvestments in the Issuer, which are described in Item 5(c). The transactions in the Common Stock were effected in the open market, except as otherwise noted.

Date	Effected By	Quantity	Price Per Share
03/18/2025	The Dugaboy Investment Trust	73,125	(1)
04/04/2025	The Dugaboy Investment Trust	46,914	(1)
04/08/2025	The Dugaboy Investment Trust	100,000	$4.08
04/17/2025	The Dugaboy Investment Trust	354,133	(2)
04/17/2025	Governance Re Ltd.	70,159	(3)
04/17/2025	NexPoint Asset Management, L.P.	14,958	(4)
04/17/2025	NexPoint Real Estate Advisors, L.P.	5,920	(5)

1.	Includes shares issued upon the vesting of restricted share units.
2.

Pursuant to the Merger, The Dugaboy Investment Trust could elect to receive either US$0.36 cash or one (1) common share of NHT Hospitality, Inc., which was subsequently converted into a number of shares of Common Stock equal to the quotient of US$0.36 divided by the volume weighted average price of the NXDT Common Shares quoted on the New York Stock Exchange for the ten (10) trading days prior to Merger’s closing equaling $3.7228.

3.

Pursuant to the Merger, Governance Re Ltd. could elect to receive either US$0.36 cash or one (1) common share of NHT Hospitality, Inc., which was subsequently converted into a number of shares of Common Stock equal to the quotient of US$0.36 divided by the volume weighted average price of the NXDT Common Shares quoted on the New York Stock Exchange for the ten (10) trading days prior to Merger’s closing equaling $3.7228.

4.

Pursuant to the Merger, NexPoint Asset Management, L.P. could elect to receive either US$0.36 cash or one (1) common share of NHT Hospitality, Inc., which was subsequently converted into a number of shares of Common Stock equal to the quotient of US$0.36 divided by the volume weighted average price of the NXDT Common Shares quoted on the New York Stock Exchange for the ten (10) trading days prior to Merger’s closing equaling $3.7228.

5.

Pursuant to the Merger, NexPoint Real Estate Advisors, L.P. could elect to receive either US$0.36 cash or one (1) common share of NHT Hospitality, Inc., which was subsequently converted into a number of shares of Common Stock equal to the quotient of US$0.36 divided by the volume weighted average price of the NXDT Common Shares quoted on the New York Stock Exchange for the ten (10) trading days prior to Merger’s closing equaling $3.7228.